                            STOCKHOLDER'S AGREEMENT


          This Stockholder's Agreement (this "AGREEMENT") is entered into as of February 3, 1998 among RFM Acquisition LLC, a Delaware limited liability company ("RFM"), RANDALL'S FOOD MARKETS, INC., a Texas corporation (the "COMPANY"), and
A. Benton Cocanougher ("SHAREHOLDER") (RFM, the Company and Shareholder being hereinafter collectively referred to as the "PARTIES").

          To implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

          1.   PURCHASE OF STOCK.

          (a) Subject to the terms and conditions hereinafter set forth, Shareholder hereby subscribes for and shall purchase, and the Company shall sell to Shareholder, 4,129 shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), at a price of $12.11 per share (the "PER SHARE PURCHASE PRICE", and such shares of Common Stock the "PURCHASE STOCK") on February 3, 1998 (the "PURCHASE DATE"). The Company shall have no obligation to sell any Purchase Stock to any person who is a resident or citizen of a state or other jurisdiction in which the sale of the Purchase Stock to him or her would constitute a violation of the securities or "blue sky" laws of such jurisdiction.

          (b) The aggregate price for the Purchase Stock shall be $50,002.19 (such amount hereinafter sometimes referred to as the "PURCHASE PRICE"). On the Purchase Date, in consideration of receipt of the Purchase Price, the Company will deliver to Shareholder a certificate, registered in Shareholder's name, for the Purchase Stock, which shall be subject to the terms and conditions hereinafter set forth.

          2.   SHAREHOLDER'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          (a) Shareholder hereby represents and warrants that he is acquiring the Purchase Stock (collectively, and, together with any other shares of Common Stock beneficially owned by


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                                                                              2

Shareholder hereafter acquired, the "STOCK") for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. Shareholder agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Stock unless such offer, transfer, sale, assignment, pledge, hypothecation or other disposition complies with this Agreement, including Section 3 hereof.

          (b) The certificate (or certificates) representing the Stock shall bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDER'S AGREEMENT DATED AS OF February 3, 1998, BETWEEN RANDALL'S FOOD MARKETS, INC. (THE "COMPANY") AND THE SHAREHOLDER NAMED ON THE FACE HEREOF (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENT, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (B) IF (I) THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT OR THE RULES AND REGULATIONS IN EFFECT THEREUNDER, AND IN COMPLIANCE WITH APPLICABLE PROVISIONS OF STATE SECURITIES LAWS, AND (II) IF THE HOLDER IS A CITIZEN OR RESIDENT OF ANY COUNTRY OTHER THAN THE UNITED STATES, OR THE HOLDER DESIRES TO EFFECT ANY SUCH TRANSACTION IN ANY SUCH COUNTRY, THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OR OTHER ADVICE OF COUNSEL FOR THE HOLDER THAT SUCH TRANSACTION WILL NOT VIOLATE THE LAWS OF SUCH

          COUNTRY."

          (c) Shareholder acknowledges that he has been advised that (i) the Stock has not been registered under the Securities Act of 1933, as amended (the "ACT"), (ii) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Stock and (iii) a notation shall be made in the appropriate records of the Company indicating that the Stock is subject to restrictions on transfer and appropriate stop transfer restrictions will be issued to the Company's transfer agent with respect to the Stock.

          If Shareholder is an Affiliate (as such term is defined in Rule 501(b) of the Act), Shareholder also acknowledges that (1) the Stock must be held indefinitely and Shareholder must continue to bear the economic risk of the investment in the Stock unless it is subsequently registered under the Act or an exemption from such registration is available and (2) it is not anticipated that there will be any public market for the Stock.

          (d) Shareholder agrees that, if any shares of the capital stock of the Company are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued under an employee plan), Shareholder will not effect any public sale or distribution of any shares of the Stock not covered by such registration statement within 7 days prior to, or within 180 days after, the effective date of such registration statement, unless otherwise agreed to in writing by the Company.

          (e) Shareholder represents and warrants that he has been given the opportunity to obtain any information or documents and to ask questions and receive answers about such documents, the Company and the business and prospects of the Company which he deems necessary to evaluate the merits and risks related to his investment in the Stock and, and he has relied solely on such information.

          (f) Shareholder further represents and warrants that (i) his financial condition is such that he can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for his current needs and personal contingencies, (ii) he can afford to suffer a complete loss of his investment in the Stock, (iii) all information which he has provided to the Company concerning himself and his financial position is correct and complete as of the date of this Agreement,
(iv) he understands and has taken cognizance of all risk factors related to the purchase of the Stock, and (v) his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his purchase of the Stock as contemplated by this Agreement.

          3. TRANSFERS OF STOCK.

          (a) RESTRICTIONS. From and after the Purchase Date, Shareholder hereby agrees not to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of, any of or any interest in the Stock during the term of this Agreement, except for (i) a transfer made pursuant to this Agreement, (ii) a transfer upon the death or permanent disability of Shareholder to Shareholder's executors, administrators, testamentary trustees, legatees or beneficiaries, (iii) a transfer by Shareholder made in compliance with the federal securities laws to a trust or custodianship the beneficiaries of which may include only Shareholder, his or her spouse or lineal descendants; (iv) a bona fide pledge or pledges to a financial institution of, in the aggregate, not more than 25% of the Stock, (v) a transfer upon the death of Shareholder by Shareholder's executors, administrators or testamentary trustees ("SHAREHOLDER'S REPRESENTATIVES") to pay estate and similar taxes and costs; PROVIDED, that prior to any transfer described in clause (v) above, the Shareholder's Representatives shall have offered the Company the right of first refusal described in Section 3(c); and PROVIDED, FURTHER, in no event shall any transfer under any clause of this
Section 3 be made to any Person who has a right to require the transferred Shares to be repurchased by the Company, either immediately or upon the happening of any contingency; and PROVIDED, FURTHER, that prior to any transfer or pledge described in clause (ii), (iii), (iv) or (v) above, the applicable transferee or pledgee shall have agreed in writing to be bound by the terms of this Agreement as if such transferee were a "Shareholder" hereunder and shall have acknowledged in writing that such transferee or pledgee is not a Person who has any rights described in the immediately preceding proviso. No transfer of any shares of Stock in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect.

          (b) PERMANENT DISABILITY. For purposes of this Agreement, Shareholder shall be deemed to have a "PERMANENT DISABILITY" if Shareholder is unable to engage in the activities required by Shareholder's job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          (c) RIGHT OF FIRST REFUSAL. Prior to effecting any transaction described in clause (v) of Section 3(a), the Shareholder's Representatives shall cause any bona fide offer to purchase any or all of the shares of Stock held by the Shareholder's Representatives (an "OFFER") received by the Shareholder's Representatives and which the Shareholder's Representatives wish to accept to be reduced to writing, and the Shareholder's Representatives shall notify the Company in writing that the Shareholder's Representatives wish to accept the Offer. The notice shall contain an irrevocable offer to sell such shares of Stock to the Company or its designee (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer, and shall be accompanied by a true copy of the Offer (which shall identify the third party who has made the Offer (the "OFFEROR")). At any time within 30 days after the date of the receipt by the Company of such notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the shares of Stock covered by the Offer either (i) at the same price and on the same terms and conditions as the Offer or (ii) if the Offer includes any consideration other than cash, then at the sole option of the Company, at the equivalent all cash price, determined in good faith by a duly authorized compensation committee of the Board of Directors of the Company, by delivering a certified or bank check in the appropriate amount to the Shareholder's Representatives against delivery of certificates representing the shares of Stock so purchased, appropriately endorsed by the Shareholder's Representatives. If at the end of such 30 day period, the Company or such third party has not tendered the purchase price for such shares of Stock in the manner set forth above, the Shareholder's Representatives may during the succeeding 30 day period sell not less than all of the shares of Stock covered by the Offer to the Offeror at a price and on terms no less favorable to such Shareholder's Representatives than those contained in the Offer. Promptly after such sale, such Shareholder's Representatives shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company.
If, at the end of 30 days following the expiration of the 30 day period for the Company to purchase such shares of Stock, such Shareholder's
Representatives have not completed the sale of such shares of Stock as aforesaid, all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such shares of Stock.


          (d) OTHER SALES TO THE COMPANY. Notwithstanding anything to the contrary contained in Section 3(c) and notwithstanding the absence of an Offer, the parties hereto acknowledge that any Shareholder's Representatives may approach the Company at any time regarding the sale of shares of Stock held by such Shareholder's Representatives to the Company or its designee, PROVIDED that the Company shall have no obligation to purchase such shares of Stock.

          4. "TAG-ALONG RIGHTS" AND "DRAG-ALONG" RIGHTS.

          (a) "TAG-ALONG" RIGHT WITH RESPECT TO PRIVATE SALES BY KKR HOLDERS. (i) PRIVATE SALES OF SHARES BY KKR HOLDERS. Subject to the last sentence of Section 4(c), with respect to any proposed Private Sale (as defined in Section 5) of any Buyer Shares (as defined in Section 5) by RFM or any of its Affiliates who beneficially own shares of Common Stock (collectively, the "KKR HOLDERS", and each a "KKR HOLDER") during the term of this Agreement to a Person (a "PROPOSED PURCHASER"), other than pursuant to an Exempt Transaction (as defined in Section 5), each Shareholder shall have the right and option, but not the obligation, to participate in such sale, on the same terms and subject to the same conditions as the sale by the KKR Holder (as defined in Section 5), for the number of shares of Stock owned by Shareholder equalling the number derived by multiplying the total number of Buyer Shares (as defined in Section 5) which the KKR Holder proposes to sell (the "PROPOSED NUMBER OF SHARES") by a fraction, the numerator of which is the total number of shares of Stock held by Shareholder and the denominator of which is the sum of (A) the total number of shares of Stock held by Shareholder, (B) the total number of Buyer Shares, and (C) the total number of shares of Common Stock (determined on a fully diluted basis) owned by other Persons entitled to the benefits of "tag-along" rights (including under this Agreement) arising as a result of such sale.

          (ii) NOTICES. The KKR Holder shall notify, or cause to be notified, Shareholder in writing of each proposed Private Sale that is subject to Section 4(a)(i) above. Such notice shall set forth: (1) the Proposed Number of Shares, (2) the name and address of the Proposed Purchaser, (3) the proposed amount of consideration, the material terms and conditions of such sale (and if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and the proposed closing date of such sale, (4) the total number of Buyer Shares and the total number of shares of Common Stock (determined on a fully diluted basis) owned by Persons entitled to the benefits of any other "tag-along" rights arising as a result of such sale and (5) an indication that the Proposed Purchaser has been informed of the "tag-along" right provided for in this Section 4(a) and has agreed to purchase shares of Stock held by Shareholder in accordance with the terms hereof. The "tag-along" right may be exercised by Shareholder by delivery of a written notice from such Shareholder to the KKR Holder (the "TAG-ALONG NOTICE") within 10 days following receipt of the notice specified in the preceding sentence. The Tag-Along Notice shall state the number of shares of Stock that Shareholder proposes to include in such Private Sale to the Proposed Purchaser. If Shareholder delivers a Tag-Along Notice to the KKR Holder, Shareholder shall
(1) prior to the closing of any such sale, execute and deliver (or cause to be executed and delivered) any purchase agreement or other documentation required by the Proposed Purchaser to consummate the sale (including all legal opinions, cross-receipts and certificates), which purchase agreement and other documentation shall be on terms no less favorable in respect of any material term to Shareholder than those executed by the KKR Holder and (2) at the closing of any such sale, deliver to the Proposed Purchaser the certificate or certificates representing the shares of Stock to be sold pursuant to such sale by Shareholder, duly endorsed for transfer with signatures guaranteed, against receipt of the purchase price thereof.

          (iii) NUMBER OF SHARES TO BE SOLD. If a Tag-Along Notice is received pursuant to Section 4(a)(ii), Shareholder shall be permitted to sell to the Proposed Purchaser up to the number of Shares determined as set forth in Section 4(a)(i) above (the
"PROPOSED SHARES"), and the KKR Holder shall be permitted to sell to the Proposed Purchaser up to a number of shares of Common Stock (the "PROPOSED
BUYER SHARES") equal to the Proposed Number of Shares less the aggregate number of Proposed Shares and all other shares of Common Stock being sold to such Proposed Purchaser in such transaction pursuant to tag-along rights arising as a result of such sale; PROVIDED, that the KKR Holder shall have the right to sell a number of additional shares of Common Stock up to the excess of the Proposed Number of Shares over the number of Proposed Buyer Shares, if the Proposed Purchaser wishes to purchase such additional shares.
If no Tag-Along Notice is received by the KKR Holder pursuant to Section 4(a)(ii), such KKR Holder shall have the right for a 120-day period to sell to the Proposed Purchaser up to the Proposed Number of Shares on terms and conditions no more favorable in any material respect to the KKR Holder than those stated in the Tag-Along Notice.

          (b)  "TAG-ALONG" RIGHT WITH RESPECT TO PUBLIC SALES BY KKR HOLDERS.
(i)  PUBLIC SALES OF SHARES BY KKR HOLDERS.  Subject to the last sentence of
Section 4(c), with respect to any proposed sale of any Buyer Shares by a KKR Holder during the term of this Agreement in a Public Offering, Shareholder shall have the right and option, but not the obligation, to participate in such Public Offering on the same terms and subject to the same conditions as the sale by the KKR Holder, for the number of Shares owned by Shareholder as determined pursuant to Section 4(b)(iii) below.

          (ii) NOTICES. The KKR Holder shall notify, or cause to be notified, Shareholder in writing of each proposed Public Offering that is subject to Section 4(b)(i) above (a "PROPOSED REGISTRATION"). Such notice may be given before the filing of such registration statement and need not specify any price or other terms or conditions of such sale. If within 5 days of the delivery of such notice to Shareholder, the KKR Holder receives from Shareholder a written request (a "REQUEST"), which Request shall be irrevocable, to register Shares held by Shareholder, shares of Stock shall be so registered as and to the extent provided in this Section 4(b) if Buyer Shares are so registered. If Shareholder delivers a Request to the KKR Holder, Shareholder shall participate in such Public Offering, if any, at the same price and on the same terms and conditions as the KKR Holder, which price and other terms and conditions shall be determined on behalf of the KKR Holder and Shareholder by the KKR Holder in its sole discretion. Nothing in this Agreement shall create any obligation on the part of the KKR Holder to cause a registration statement to become effective under the Securities Act or to consummate a Public Offering.

          (iii) NUMBER OF SHARES TO BE SOLD. The maximum number of Shares which shall be registered pursuant to a Request shall equal the number derived by multiplying the total number of Shares held by Shareholder by a fraction, the numerator of which is the total number of Buyer Shares which the KKR Holder proposes to sell in the Public Offering and the denominator of which is the total number of Buyer Shares; PROVIDED, that in the event that the aggregate number of shares of Common Stock to be sold in any Public Offering is increased or decreased (including any decrease resulting from the advice of the managing underwriter in an underwritten offering that, in its opinion, the number of Buyer Shares which the KKR Holder proposes to sell in the Public Offering plus the aggregate number of shares of Common Stock subject to requests by all other shareholders of the Company would be likely to have an adverse effect on the price, timing or distribution of the shares of Common Stock offered in such Public Offering), then the number of shares of Stock which Shareholder shall sell in such Public Offering shall be increased or decreased by the product of
(i) the number of shares of Common Stock by which the total number of shares of Common Stock in such Public Offering is increased or decreased and (ii) a fraction, the numerator of which equals the number of shares of Stock subject to the Request and the denominator of which is the total number of shares of Common Stock originally to be so registered.

          (iv) Upon delivery of a Request, Shareholder will, if requested by the KKR Holder, execute and deliver to the KKR Holder a custody agreement and power of attorney in form and substance reasonably satisfactory to the KKR Holder with respect to the Shares to be registered pursuant to this Section 4(b) (a "CUSTODY AGREEMENT AND POWER OF ATTORNEY"). The custodian and attorney-in-fact under the Custody Agreement and Power of Attorney shall be the KKR Holder or its designee. The Custody Agreement and Power of Attorney shall provide, among other things, that Shareholder shall deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Stock

(duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as Shareholder's agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on Shareholder's behalf with respect to the matters specified therein (including executing an underwriting agreement and cross-receipts).

          (v) Shareholder agrees that, if Shareholder shall make a Request, Shareholder shall execute and deliver or cause to be executed and delivered such other agreements and other documents (such as legal opinions, cross-receipts and certificates) as the KKR Holder itself is delivering or as the KKR Holder may otherwise reasonably request to implement the provision of this Section 4(b).

          (vi) Shareholder shall bear a proportionate amount of the expenses (including filing fees, underwriting discounts and commissions and attorneys and accountants fees) relating to such Public Offering (based on the relative number of shares of Common Stock of Shareholder which are covered by the applicable registration statement relative to the total number of shares covered by such registration statement).

          (vii) If a Proposed Registration involves an underwritten offering, the investment banker(s), underwriter(s) and manager(s) for such Public Offering shall be selected by the KKR Holder.

          (c)  "DRAG-ALONG" RIGHT WITH RESPECT TO THE SHARES OF STOCK.
(i) SALES BY KKR HOLDERS. In the event that the KKR Holder determines, during the term of this Agreement, to transfer either (A) at least 35% of the shares of Common Stock (including shares issuable upon exercise of a 25-year option held by RFM (the "OPTION") in the event that the Option is to be transferred) then outstanding on a fully diluted basis at the time of such transfer or (B) at least 15% of the shares of Common Stock (including shares subject to the Option in the event that the Option is to be transferred) then outstanding on a fully diluted basis at the time of such transfer (provided that such percentage set forth in this clause (B) equals 100% of the Buyer Shares at the time of such transfer) to a Proposed Purchaser in a Private Sale, other than in an Exempt Transaction (a "DRAG-ALONG SALE"), then upon the request of the KKR Holder, Shareholder shall transfer to such Proposed Purchaser, at the same price and upon the same terms and conditions in respect of any material term as such transfer by the KKR Holder, the percentage of shares of Common Stock held by Shareholder that equals the percentage of shares of Common
Stock to be transferred by the KKR Holder (including shares subject to the Option in the event that the Option is to be transferred) relative to the number of Buyer Shares. In the event that both Sections 4(a) and 4(c) hereto apply to a single transaction, the "drag-along" rights set forth in this
Section 4(c) shall have priority over the "tag-along" rights set forth in
Section 4(a) above, and the "tag-along" rights set forth in Section 4(a) shall not become exercisable by Shareholder unless the KKR Holder shall have determined not to exercise its rights under this Section 4(c).

          (ii) NOTICE. Prior to making any Drag-Along Sale, the KKR Holder shall, if it determines in its sole discretion that Shareholder should participate in such transfer, provide Shareholder with written notice (the "DRAG-ALONG NOTICE") not less than 5 Business Days prior to the proposed date of the Drag-Along Sale (the "DRAG-ALONG SALE DATE"). The Drag-Along Notice shall set forth: (A) the name and address of the Proposed Purchaser; (B) the proposed amount and form of consideration to be paid per share of Common Stock and the material terms and conditions of the transfer; (C) the Drag-Along Sale Date and the date upon which Shareholder shall deliver to the KKR Holder the certificates representing the shares of Common Stock held by such Shareholder, duly endorsed, and the power of attorney referred to below; and (D) an indication that the Proposed Purchaser has been informed of the Drag-Along Sale rights and has agreed to acquire all of the shares of Common Stock held by Shareholder. Shareholder shall (A) prior to the closing of any such transfer, execute any purchase agreement or other documentation required by the Proposed Purchaser to consummate the transfer, which purchase agreement and other documentation shall be on terms no less favorable in respect of any material term to Shareholder than those executed by the KKR Holder, and (B) at the closing of any such transfer, deliver to the Proposed Purchaser the certificate or certificates representing the shares of Common Stock held by Shareholder, duly endorsed for transfer with signatures guaranteed, against receipt of the purchase price thereof.
          (iii)  TRANSACTION AGREEMENTS.  In the event that the

KKR Holder owns at least 15% of the shares of Common Stock (including shares subject to the Option) then outstanding on a fully diluted basis and has signed an agreement, with respect to all such Buyer Shares, to vote in favor of or tender in connection with a business combination transaction entered into by the Company (a "TRANSACTION AGREEMENT"), then, upon the request of the KKR Holder, Shareholder shall execute a Transaction Agreement with the same terms and conditions in all material respects as the Transaction Agreement signed by the KKR Holder. Prior to entering into a Transaction Agreement, the KKR Holder shall, if it determines in its sole discretion that Shareholder should execute a Transaction Agreement, provide Shareholder with written notice (the "TRANSACTION AGREEMENT NOTICE") not less than 5 Business Days prior to the proposed date of the execution of the Transaction Agreement (the "TRANSACTION AGREEMENT DATE"). The Transaction Agreement Notice shall set forth: (A) the name and address of the counter-parties to the Transaction Agreement; (B) the proposed form of Transaction Agreement; and
(C) the material terms and conditions of the business combination with the Company to which the Transaction Agreement relates. Shareholder shall, at the signing and closing of such Transaction Agreement, execute and deliver all other documentation required by such Transaction Agreement, which documents shall be on terms no less favorable in respect of any material term to Shareholder than those executed by the KKR Holder.

          (iv) EFFECT OF DRAG-ALONG SALE. If Shareholder receives his proportionate share of the purchase price from a Drag-Along Sale, but has failed to deliver certificates representing his shares of Common Stock as described in this Section 4(c), he shall for all purposes be deemed no longer to be a shareholder of Common Stock, shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to the Common Stock held by him, and shall have no other rights or privileges granted to shareholders under law or this Agreement.

          5.   CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

          (a) "BUYER SHARES" shall mean the sum of the shares of Common Stock beneficially owned by RFM and its Affiliates as of the date hereof.

          (b) "EXEMPT TRANSACTION" shall mean (i) sales by RFM to any Affiliate of RFM, (ii) sales by any Affiliate of RFM to another Affiliate of RFM or to RFM and (iii) transfers by RFM and its respective Affiliates to its partners or members (and any subsequent sales by such partners or members) in the form of dividends or distributions (whether upon liquidation or otherwise); PROVIDED, that prior to any transfer described in clauses (i) and (ii) above, the applicable transferee shall have agreed in writing to be bound by the terms of this Agreement as if such transferee were "RFM" hereunder; and PROVIDED, FURTHER, that prior to any transfer described in clause (iii) above, if the transferee is an Affiliate of KKR, such transferee shall have agreed in writing to be bound by the provisions of this Agreement as if such transferee were "RFM" hereunder.

          (c)  "KKR" means Kohlberg Kravis Roberts & Co., L.P.

          (d) "KKR HOLDER" shall mean Buyer and any Person to whom a KKR Holder transfers shares of Common Stock which Person is required by this Agreement to be bound by the provisions of this Agreement.

          (e) "PRIVATE SALE" shall mean any sale of shares of Common Stock other than a sale made in a Public Offering.

          (f) "PUBLIC OFFERING" shall mean any sale of shares of Common Stock made in a public distribution pursuant to an effective registration statement under the Securities Act.

          6.   COVENANT REGARDING 83(b) ELECTION.

          Except as the Company may otherwise agree in writing, Shareholder hereby covenants and agrees that he will make an election provided pursuant to Treasury Regulation 1.83-2 with respect to the Stock, including without limitation, the Stock to be acquired pursuant to Section 1; and Shareholder further covenants and agrees that he will furnish the Company with copies of the forms of election Shareholder files within 30 days after the date hereof, and with evidence that each such election has been filed in a timely manner.

          7.   RECAPITALIZATIONS, ETC.

          The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

          8.   STATE SECURITIES LAWS.

          The Company hereby agrees to use its best efforts to comply with all state securities or "blue sky" laws which might be applicable to the sale of the Stock to Shareholder.

          9.   BINDING EFFECT.

          The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. In the case of a transferee permitted under Section 3 hereof, such transferee shall be deemed the Shareholder hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 3 hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

          10.  AMENDMENT.

          This Agreement may be amended only by a written instrument signed by the Parties hereto.



          11.  CLOSING.

          Except as otherwise provided herein, each closing of the purchase and sale of shares of Stock pursuant to this Agreement shall take place at the principal office of the Company in a manner and at a time determined by the Company, in its sole discretion.

          12.  APPLICABLE LAW.

          The laws of the State of Texas (or if the Company reincorporates in another state, of that state) shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against shareholder, with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of Texas (or if the Company reincorporates in another state, in that state), and Shareholder hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over Shareholder, in such other jurisdictions and in such manner, as may be permitted by applicable law. Shareholder hereby irrevocably waives any objections which he may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Texas (or if the Company reincorporates in another state, in that state), and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Texas (or if the Company reincorporates in another state, in that state) or New York, and Shareholder hereby irrevocably waives any right which he may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.


          13.  MISCELLANEOUS.

          In this Agreement (i) all references to "dollars" or

"$" are to United States dollars and (ii) the word "or" is not exclusive. If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

          14.  NOTICES.

          All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by hand (whether by overnight courier or otherwise) or sent by registered or certified mail, return receipt requested, postage prepaid, to the Party to whom it is directed:

          (a)  If to the Company, to it at the following address:

               Randall's Food Markets, Inc.
               3663 Briarpark
               Houston, Texas 77042

               Attn:  Lee E. Straus

               with copies to:

               Kohlberg Kravis Roberts & Co.
               9 West 57th Street
               New York, New York 10019

               Attn:  Nils P. Brous

               and

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017-3954

               Attn:  David J. Sorkin, Esq.

          (b) If to Shareholder, to him at the address set forth below under his signature; or at such other address as either party shall have specified by notice in writing to the other.

          15.  COVENANT NOT TO COMPETE; CONFIDENTIAL INFORMATION.

          (a) In consideration of the Company entering into this Agreement with Shareholder, Shareholder hereby agrees effective as of the Purchase Date, until the one-year anniversary of the date Shareholder shall cease to be a member of the Board of Directors of the Company (the "NON-COMPETE PERIOD"), Shareholder shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with (including as a consultant), any business which shall be engaged in the retail selling of food, beverages or other products under the names "Randall's", "Tom Thumb" or "Simon David", or under any other name which uses any of the foregoing names as a component or which is (or includes a component which is) confusingly similar to any such names (the "TRADE NAMES"), in the United States. In addition to the foregoing, Shareholder hereby agrees that during the Non-Compete Period, Shareholder shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with (including as a consultant), any business which shall be engaged in the retail selling of food, beverages or other related products under any name, including the Trade Names, in Texas, PROVIDED, that (i) unless such business shall own, lease or operate a Supercenter (as defined below), the retail selling of food, beverages or other related products shall be the primary business of such business and (ii) this sentence shall not be applicable to restaurant or catering businesses. For purposes hereof, "Supercenter" shall mean any store of at least 50,000 square feet at which general merchandise as well as groceries are sold at retail. For illustrative purposes only, Wal-Mart Supercenters and Super Kmart Centers are examples of Supercenters.

          (b) Except as required by law or judicial process, Shareholder will not disclose or use at any time, any Confidential Information (as defined below) of which Shareholder is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Shareholder's performance of duties, if any, assigned to Shareholder by the Company. As used in this Agreement, the term "Confidential Information" means information that is not known to the public and that is used, developed or obtained by the Company or its subsidiaries in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and trade secrets and (xii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form available to the public prior to the date Shareholder proposes to disclose or use such information. Shareholder acknowledges and agrees that all copyrights, works, inventions, innovations, improvements, developments, patents, trademarks and all similar or related information which relate to the actual or anticipated business of the Company and its subsidiaries (including its predecessors) and conceived, developed or made by Shareholder while employed by the Company or its subsidiaries belong to the Company. Shareholder will perform all actions reasonably requested by the Company (whether during or after the Noncompete Period) to establish and confirm such ownership at the Company's expense (including without limitation assignments, consents, powers of attorney and other instruments).

          (c) Notwithstanding the foregoing paragraphs (a) and (b) above, if at any time a court holds that the restrictions stated in such foregoing paragraphs
(a) and (b) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area of such restrictions determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area of such restrictions. Because Shareholder's services are unique and because Shareholder has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                               RFM ACQUISITION LLC

                                               By:  KKR 1996 GP FUND L.P.,
                                                    Member

                                               By:  KKR ASSOCIATES 1996 L.P.,
                                                    General Partner

                                               By:  KKR 1996 GP L.L.C.,
                                                    General Partner


                                               By:  /s/ J. H. Greene, Jr.
                                               ---------------------------
                                                    Member

                                               RANDALL'S FOOD MARKETS, INC.


                                               By /s/ Lee E.Straus
                                                  ---------------------------
                                                  Name: Lee E. Straus
                                                  Title: Senior Vice President-
                                                  Finance, Secretary & Treasurer


                                                  /s/ A. Benton Cocanougher
                                                  ---------------------------
                                                  A. Benton Cocanougher


                                                  4409 Nottingham
                                                  ---------------------------
                                                  Bryan, TX 77802
                                                  ---------------------------
                                                  Address of Shareholder